ANGEL OAK FINANCIAL STRATEGIES INCOME TERM TRUST 8-K

Exhibit 99.1

Angel Oak Financial Strategies Income Term Trust Issues Mandatorily Redeemable Preferred Shares and New Notes and Sets Record Date and Date for Annual Meeting of Shareholders

ATLANTA – (May 22, 2026) Angel Oak Financial Strategies Income Term Trust (NYSE – FINS) (the “Fund”) has closed a $50 million private offering of Series A Mandatorily Redeemable Preferred Shares, due April 30, 2031 (the “MRPS”). The MRPS are rated A3 by Moody’s Investors Service, Inc.

Net proceeds from the offering of the MRPS will be used primarily to refinance the Fund's existing debt and to make new portfolio investments.

In addition, the Fund has entered into a Notes Purchase Agreement in connection with a private offering of $40 million of Series C Senior Notes, due July 8, 2030 (“Series C Notes”). The Series C Notes are rated A1 by Moody’s Investors Service, Inc.

Net proceeds from the offering of the Series C Notes will be used to redeem the Fund’s 2.35% Series A Senior Notes, which mature July 8, 2026, in accordance with their terms.

The table below summarizes certain key terms of the Fund’s current leverage:

	Amount ($MM)	Moody's Rating	Maturity
Repurchase Agreement Leverage	75.5
5.364% Series C Notes*	40	A1	July 8, 2030
2.80% Series B Senior Notes	45	A1	July 8, 2028
MRPS	50	A3	April 30, 2031

* Note the Series C Senior Note has a delayed draw and will replace the maturing Series A Senior Notes in July 2026.

Angel Oak Capital Advisors, LLC (“Angel Oak”), the Fund’s investment adviser, anticipates that its strategic use of leverage will be beneficial to income generation due to the positive interest-rate differential between the interest earned and the cost of leverage. Angel Oak further believes that the MRPS and Series C Notes will allow the Fund to continue to seek to drive value for Fund shareholders and take advantage of current market conditions for capital deployment.

Annual Meeting

The Fund’s Board of Trustees (the “Board”) has called the annual meeting of Fund shareholders (the “Annual Shareholder Meeting”) to be held at 1:00 p.m. on September 25, 2026, at the offices of Angel Oak Capital Advisors, LLC, 980 Hammond Drive, Suite 200, Atlanta, Georgia 30328. The Fund has set the record date for July 10, 2026.

Based on the terms of the Bylaws, for nominations or other business to be properly brought before the Annual Shareholder Meeting, notice must be delivered not earlier than the 150th day prior to the date of the Annual Shareholder Meeting and not later than the close of business on the later of the 120th day prior to the date of the Annual Shareholder Meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. In addition, the deadline and requirements for shareholder proposals of business to be conducted at the 2026 annual meeting of the shareholders of FINS must be made in compliance with the applicable securities laws.

At the Annual Shareholder Meeting, Fund shareholders (holders of common shares and MRPS) will be asked to vote on the following proposals:

1.	To elect each of Keith M. Schappert and Andrea N. Mullins as a Class II Trustee of the Fund;
2.	In the case of holders of the MRPS only, to elect Ira P. Cohen as a Class III Trustee of the Fund;
3.	To approve an amendment to the Fund’s Declaration of Trust to lower the threshold for the Shareholders to remove a Trustee for “Cause,” as defined in the Declaration of Trust, from 75% to 66.67% and lower the threshold for Trustees to remove a Trustee of the Fund for “Cause” from 75% to 66.67%;
4.	To approve adjournments of the Annual Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Annual Meeting to approve the proposals or establish quorum;
5.	To ratify the selection of Cohen & Company, Ltd. as the Fund’s independent registered public accounting firm for the fiscal year ending January 31, 2027; and
6.	To approve the transacting of such other business as may properly come before the Annual Shareholder Meeting.

About FINS

Led by Angel Oak’s experienced financial services team, the Fund invests predominantly in U.S. financial sector debt as well as selective opportunities across financial sector preferred and common equity. Under normal circumstances, at least 50% of the Fund’s portfolio is publicly rated investment grade or, if unrated, judged to be of investment grade quality by Angel Oak.

ABOUT ANGEL OAK

Angel Oak is an investment management firm focused on providing compelling fixed-income investment solutions to its clients. Backed by a value-driven approach, Angel Oak seeks to deliver attractive, risk-adjusted returns through a combination of stable current income and price appreciation. Its experienced investment team seeks the best opportunities in fixed income, with a specialization in mortgage-backed securities and other areas of structured credit.

Information regarding the Fund and Angel Oak can be found at www.angeloakcapital.com.

Past performance is neither indicative nor a guarantee of future results. Investors should carefully consider the Fund’s investment objective and policies, risk considerations, charges and ongoing expenses of an investment before investing. For more information, please contact your investment representative or Destra Capital Advisors LLC at 877.855.3434.

Contacts

Media:

Bernardo Soriano, Gregory for Angel Oak Capital Advisors

610-200-0570 bsoriano@gregoryagency.com

Company Contact:

Randy Chrisman, Chief Marketing & Corporate IR Officer, Angel Oak Capital Advisors

404-953-4969

randy.chrisman@angeloakcapital.com